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                                                                       EXHIBIT 5


                            William S. Clarke, P.A.
                                ATTORNEY-AT-LAW
                    457 North Harrison Street  -  Suite 103
                          Princeton, New Jersey 08540
                                  __________

                           Telephone:  (609) 921-3663
                              Fax:  (609) 921-3933


                                March 12, 1997



Gothic Energy Corporation
5727 South Lewis Avenue - Suite 700
Tulsa, Oklahoma  74105


Gentlemen:

     I have acted as counsel for Gothic Energy Corporation (the "Company") in connection with the preparation of a Registration Statement filed by the Company under the Securities Act of 1933, as amended, relating to a proposed public offering by certain securityholders of the Company of an aggregate of 2,237,864 shares of common stock, $.01 par value (the "Common Stock"), 5,540 shares of 7 1/2% Cumulative Convertible Preferred Stock, $.05 par value (the "Preferred Stock"), 2,770,000 shares of common stock, $.01 par value, issuable on conversion of the Preferred Stock (the "Conversion Common Stock"), 1,000,000 Common Stock Purchase Warrants exercisable at $3.19 per share (the "Stratum Warrants"), 200,000 Common Stock Purchase Warrants exercisable at $2.25 per share (the "GB Warrants"), and an aggregate of 1,200,000 shares of common stock, $.01 par value (the "Warrant Stock") issuable on exercise of the Stratum Warrants and the GB Warrants.

                                  Exhibit 5-1
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Gothic Energy Corporation
March 12, 1997
Page 2



     In my capacity as counsel to you, I have examined the original, certified, conformed photostats, or duplicate copies of all such agreements, certificates of public officials, certificates of officers, representatives of the Company and others, and such other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostat or duplicate copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

     On the basis of such examination, I advise you that, in my opinion, (i) the Common Stock is legally issued, fully paid and non-assessable, (ii) the Preferred Stock is legally issued, fully paid and non-assessable, (iii) the Stratum Warrants and the GB Warrants are the validly issued and binding obligations of the Company in accordance with their terms, and (iv) the shares of Warrant Stock, when sold, issued and paid for in accordance with the terms of the Stratum Warrants and the GB Warrants will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus forming a part of such Registration Statement.


                              Very truly yours,

                              William S. Clarke, P.A.



                         By:   /s/ William S. Clarke
                              ----------------------------------
                              William S. Clarke

                                  Exhibit 5-2